EXHIBIT 4(q)

                          PRUCO LIFE INSURANCE COMPANY
                        2999 NORTH 44th STREET, SUITE 250
                             PHOENIX, ARIZONA 85014

                      MEDICALLY RELATED SURRENDER PROVISION
                                   ENDORSEMENT

This Endorsement is made a part of your Annuity. It is effective on the date such Annuity is effective.

Medically Related Surrender. Prior to the Annuity Date and upon occurrence of a "Contingency Event," you may submit a request in Good Order to surrender all or part of your Annuity without application of any applicable contingent deferred sales charge. If you request a full surrender of your Annuity, we will recapture any Credits in relation to Purchase Payments made that are applied within 12 months of your request to exercise this provision. Except as stated in the following paragraph, if you request to withdraw only a portion of your Account Value, we will not recapture any Credits in connection with your request to exercise this provision.

If, as a result of your request for a partial withdrawal, the Surrender Value of your Annuity would be less than the Minimum Surrender Value After Withdrawal shown in the Annuity's Schedule, we reserve the right to treat your request as a request for a full surrender.

All Participants/Owners, or the Annuitant, if your Annuity is owned by a non-natural person, must be alive as of the date we pay the proceeds of such surrender request. This benefit is available only if we agree to and accept your designation of the Participant/Owner, or Annuitant if the Annuity is owned by a non-natural person, prior to the occurrence of a Contingency Event.

This benefit is not available if: (a) the Annuity has been assigned, or (b) the total amount requested for withdrawal exceeds $[500,000]. Additional Purchase Payments may not be made after a Medically Related Surrender has been effected. Any Account Value taken from an MVA Option for purposes of a Medically Related Surrender will be subject to the application of an MVA.

Distributions under this Endorsement are subject to all reporting and withholding rules applicable to annuity distributions.

A "Contingency Event" occurs if a Participant/Owner, or the Annuitant if the Annuity is owned by a non-natural person, is:

     a) first confined in a Medical Care Facility while this Annuity is in force and remains confined for at least 90 consecutive days or as required by law; or

     b) first diagnosed as having a Fatal Illness while this Annuity is in force. We may require a second opinion regarding such diagnosis at our expense by a physician chosen by us.

We must receive due proof of the Participant's/Owner's, or Annuitant's if the Annuity is owned by a non-natural person, (1) confinement in a Medical Care Facility, or (2) diagnosis of Fatal Illness in Good Order.

                                   Definitions

"Medical Care Facility" means a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care, which is:

     a)   prescribed by a licensed Physician in writing;

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     b)   recognized as a general hospital or long-term care facility by the proper authority of the state in which it is located;

     c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and

     d)   certified as a hospital or long-term care facility; or

     e) a nursing home licensed by the state in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse
          (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records.

"Fatal Illness" means a condition:

     a)   diagnosed by a licensed Physician; and

     b)   is expected to result in death within 12 months.

"Physician" means a person who is:

     a) a professional physician who holds a valid license according to the laws of the United States jurisdiction in which the medical service is performed and is acting within the scope of that license; and

     b) not you, the Annuitant if owned by a non-natural person, or member of either your or the Annuitant's family.

"Registered Nurse" means a person who is:

     a) a professional nurse legally designated "RN" who, where licensing is required, holds a valid license according to the laws of the United States jurisdiction in which the nursing service is performed and is acting within the scope of that license; and

     b) not you, the Annuitant if owned by a non-natural person, or member of either your or the Annuitant's family.

"Licensed Practical Nurse" means a person who is:

     a) A professional nurse legally designated "LPN" who, where licensing is required, holds a valid license according to the laws of the jurisdiction in which the nursing service is performed and is acting within the scope of that license; and

     b) not you, the Annuitant if owned by a non-natural person, or member of either your or the Annuitant's family.

               The term licensed practical nurse (LPN) shall include a licensed vocational nurse (LVN) and any other similarly designated nurse in those jurisdictions in which a professional nurse is designated as other than an LPN and for whom licensing is required


                          PRUCO LIFE INSURANCE COMPANY

                               [GRAPHIC OMITTED]
                      [----------------------------------]
                                   Secretary

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